UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2013
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant’s telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, Gerard R. Vittecoq, a Group President of Caterpillar Inc. (the “Company”), has advised the Company that he will retire effective May 31, 2013. Also as previously disclosed, Mr. Vittecoq is a participant in CAPREVI, Prevoyance Caterpillar, a Swiss qualified pension benefit plan maintained by a subsidiary of the Company.
Swiss law, like U.S. law, imposes a cap on the amount of salary that may be considered in the calculation of benefits under qualified pension plans. All of the Company’s Group Presidents, other than Mr. Vittecoq, participate in a U.S. supplemental retirement plan intended to provide those officers with pension benefits that would be payable to those officers but for the effect of such caps on the amount of salary considered in the calculation of benefits under qualified pension plans.
In light of this difference, and in connection with Mr. Vittecoq’s expected retirement, on April 4, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of the Company determined to award Mr. Vittecoq a one-time payment of CHF 3,328,822 (which translated into approximately US$ 3,644,749 as of December 31, 2012). This payment is intended to place Mr. Vittecoq in the same position that he would have occupied had he, like the Company’s other Group Presidents, had the opportunity to participate in a supplemental pension plan.
In connection with Mr. Vittecoq’s expected retirement, the Committee also approved the accelerated vesting of Mr. Vittecoq’s 2013 equity grant and approximately 3,000 shares of restricted stock units, representing all of the outstanding and unvested equity awards previously granted to Mr. Vittecoq.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CATERPILLAR INC.

April 10, 2013	By:	/s/James B. Buda
James B. Buda
Executive Vice President, Law and Public Policy